We consent to the incorporation by refernce in this annoual report on Form 10-K of Univest Corporation of Pennsylvania of our dated January 20, 1995 included in the 1994 Annual Report to Shareholders (Exhibit 13) of Univest Corporation of Pennsylvania.


                                           /S/ERNST & YOUNG LLP


Philadelphia, Pennsylvania
January 20, 1995